EXHIBIT 10.15

                                PLEDGE AGREEMENT

         AGREEMENT  made and entered into as of the 31st day of December,  2000, between and among Voicenet, Inc., a Delaware corporation  ("Pledgor"),  Voicenet
(Aust),  Ltd.,  a  corporation  formed  under  the  laws  of  Western  Australia
("Pledgee") and Cummings & Lockwood and if it fails or refuses to serve then such other Pledgeholder as Pledgee may select ("Pledgeholder").

                                R E C I T A L S:
                                - - - - - - - -

         A.  Pledgor  is  purchasing  or  has  recently  purchased  from  Unveil
Technologies,  Inc.  ("Unveil")  2,500,000  shares of the  Series A  Convertible
Preferred Stock of Unveil (the "Unveil Shares"),  at a price of $.625 per Share, and the  consideration for such purchase was obtained by Pledgor from Pledgee by advances made in the amount of approximately US$2,104,675 to Unveil on behalf of
Pledgor.

         B. As  consideration  for the Unveil  Shares,  Pledgor  has  executed a promissory  note (the "Note") in favor of Pledgee,  in the  principal  amount of
US$2,104,675,  bearing  interest  at the rate of 9.8% per annum,  all  accruring until maturity on March 31, 2004.

         C. As sole security for the payment of the indebtedness  represented by the Note, Pledgor desires to pledge the Unveil Shares with Pledgeholder, for the account and benefit of Pledgee, to secure payment of the Note.

                               A G R E E M E N T:
                               - - - - - - - - -

         NOW, THEREFORE, the parties hereby agree as follows:

         1.  Creation Of Pledge.  Pledgor hereby assigns and sets over to
Pledgeholder,  for and on  account of  Pledgee,  share  certificates  evidencing
Pledgor's  ownership of the Unveil Shares,  together with stock powers  attached thereto, duly endorsed in blank for transfer pursuant thereto.

         2. Acceptance By Pledgeholder. Pledgeholder accepts the terms of the above pledge and agrees to hold the Unveil  Shares in pledge during the term of this Agreement, subject to the terms and conditions below.

         3. Right To Vote Shares. So long as Pledgor is not in default in the payment of any  installments  of  principal  or interest due under the Note,
Pledgor  shall  have the  right  to vote  the  Unveil  Shares  on all  corporate questions, and Pledgeholder shall, if necessary, execute due and

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timely  proxies in favor of Pledgor to this end.  If and during any period  when
Pledgor  is in default in the  payment of any  indebtedness  due under the Note,
Pledgor shall not have the right to vote the Unveil  Shares,  but rather Pledgee shall have the right,  which Pledgee shall exercise by written  instructions  to
Pledgeholder.

         4. Stock  Dividends.  In the event that, during the term of this pledge,  any stock dividend,  reclassification,  readjustment or other change in the capital structure or capital stock of Pledgee is permitted and declared, all new,  substituted and additional  shares, or other securities issued with regard to the Unveil  Shares by reasons of any such  change,  shall be promptly  turned over by Pledgor to Pledgeholder  to be held by Pledgeholder  under the terms and conditions of this Agreement in the same manner as the Unveil Shares

         5.  Warrants,  Rights And Options.  In the event that during the terms of this pledge, subscription warrants or any other rights or options shall be  granted,  declared  or issued in  connection  with the Unveil  Shares,  such warrants, rights and options shall be exercisable by Pledgor and if exercised by
Pledgor,  all new stock or other  securities  so  acquired  by Pledgor  shall be transferred  to  Pledgeholder  and  become  subject  to  all of  the  terms  and conditions of this Agreement, in the same manner as the Unveil Shares.

         6.  Release  Of Shares  From  Pledge.  When  Pledgeholder  shall determine,  in the  exercise of its  reasonable  judgment  after  reviewing  the appropriate  cancelled  checks and other  documents,  that  Pledgor has paid the amount  due under the Note in full or upon  written  instruction  from  Pledgee,
Pledgeholder  shall transfer to Pledgor all of the Unveil Shares, and the pledge shall then  terminate,  and the terms thereof shall  thereafter have no force or effect.

         7. Notice Of Default;  Delivery of Unveil Shares to Pledgee.  In
the event that Pledgor defaults in the payment of any amount due under the Note, upon 10 days' written notice to all parties to this Agreement sent by registered or  certified  mail,  unless said  default is cured  within the  ten-day  notice period,  Pledgeholder  shalldeliver  the Unveil  Shares to Pledgee and thereupon neither  Pledgor or  Pledgeholder  shall have any  further  duty,  liability  or obligation to Pledgee.

         8. Execution Of Documents.  Pledgor and Pledgee agree to execute any and all documents necessary to carry out the provisions of this Agreement.

         9.  Hold  Harmless.  Pledgeholder  shall not be  liable  for the failure of any  condition of the pledge or for damage  caused by  Pledgeholder's exercise of discretion in any particular manner, or for any other reason, except gross negligence or willful misconduct.  In the event that Pledgeholder receives conflicting  instructions,  it shall be  entitled  to take no  action  until the conflict is mutually resolved or pending court order, in its sole discretion.

         10.  Successors And Assigns.  This Agreement,  and all the terms hereof,  shall insure to the benefit of and be binding  upon the parties  hereto and their respective successors, executors, administrators or assigns.

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         IN WITNESS WHEREOF,  the parties hereto have executed this Agreement as of the date first hereinabove written.

                                             PLEDGOR:

                                             VOICENET, INC.

                                             By:  /s/ Alan Dawson
                                                Alan Dawson
                                                Chief Executive Officer

                                             PLEDGEE:

                                             VOICENET (AUST), LTD.

                                             By:  /s/ Christopher J. Brown
                                                Christopher J. Brown
                                                Chairman/Secretary

                                             PLEDGEHOLDER:

                                             CUMMINGS & LOCKWOOD

                                             By:  /s/